       Filed with the Securities and Exchange Commission on July 11, 1995
       ------------------------------------------------------------------
                             File Number 033-60967
                             ---------------------
                       SECURITIES AND EXCHANGE COMMISSION
                       ----------------------------------
                            Washington, D.C.  20549

                        PRE-EFFECTIVE AMENDMENT NUMBER 1
                                       TO
                                    FORM S-6

               FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
       OF SECURITIES OF UNIT INVESTMENT TRUSTS REGISTERED ON FORM N-8B-2

                 CG VARIABLE LIFE INSURANCE SEPARATE ACCOUNT A
                 ---------------------------------------------
                           (Exact Name of Registrant)

                   CONNECTICUT GENERAL LIFE INSURANCE COMPANY
                   ------------------------------------------
                              (Name of Depositor)

             900 Cottage Grove Road, Bloomfield, Connecticut 06002
             -----------------------------------------------------
                                 (203) 726-6000
                                 --------------
   (Address and Telephone Number of Depositor's Principal Executive Offices)

Jerold H. Rosenblum, Esquire                 Copies to:
Connecticut General Life                   Michael James, Esquire            Michael Berenson, Esquire
Insurance Company                          Two Liberty Place                 Jorden, Burt & Berenson
Two Liberty Place                          47th Floor                        Suite 400 East
47 th Floor                                Philadelphia, Pa.                 1025 Thomas Jefferson St., N.W.
Philadelphia, Pa 19192-2475                19192-2475                        Washington, D.C.
(Name and Address of Agent for Service)                                      20007-0805

           Approximate date of proposed public offering:  Continuous

INDEFINITE NUMBER OF UNITS OF INTEREST IN VARIABLE LIFE INSURANCE CONTRACTS
- ---------------------------------------------------------------------------
               (Title and Amount of Securities Being Registered)

An indefinite amount of the securities being offered by the Registration Statement is being registered pursuant to Rule 24f-2 under the Investment Company Act of 1940.

The registrant amends this Registration Statement of such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a)may determine.

It is proposed that this filing will become effective:

__________ immediately upon filing pursuant to paragraph (b) of Rule 485
__________ on _______, pursuant to paragraph (b) of Rule 485
__________ 60 days after filing pursuant to paragraph (a) of Rule 485
__________ on _______, pursuant to paragraph (a) of Rule 485

The purpose of this pre-effective amendment is to submit the signature pages which should have been submitted with the Form S-6, File Number 033-60967, Registration under the Securities Act of 1933 of Securities of Unit Investment Trusts Registered on Form N- 8B-2, File Number 811-07317.

The signature page attached hereto is executed for this pre-effective amendment as well as for the document amended, the Form S-6. This pre-effective amendment hereby incorporates, by reference, the remainder of the Form S-6.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, CONNECTICUT GENERAL LIFE INSURANCE COMPANY has duly caused this Pre-effective Amendment Number 1 to the Registration Statement, and the Registration Statement, to be signed on its behalf by the undersigned thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the City of Philadelphia, Commonwealth of Pennsylvania, this 20th day of July, 1995.


(SEAL)                                            CONNECTICUT GENERAL LIFE INSURANCE COMPANY



                                                  By:   * Thomas C. Jones
                                                     -------------------------
                                                          Thomas C. Jones
                                                          President

                                                  Date:  July 20, 1995

Attest
       ----------------------------


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.




             Signatures                                             Titles                            Date
             ----------                                             ------                            ----
         * Thomas C. Jones                                          President (Principal              July 20, 1995
     -------------------------                                      Executive Officer)
          Thomas C. Jones

          * James T. Kohan                                          Vice President and Actuary        July 20, 1995
     -------------------------                                      (Principal Financial Officer)
           James T. Kohan

           * Robert Moose                                           Vice President (Principal         July 20, 1995
     -------------------------                                      Accounting Officer)
            Robert Moose

         * Harold W. Albert                                         Director                          July 20, 2995
     -------------------------
          Harold W. Albert

       * S. Tyrone Alexander                                        Director                          July 20, 1995
     -------------------------
        S. Tyrone Alexander

        * Martin A. Brennan                                         Director                          July 20, 1995
     -------------------------
         Martin A. Brennan

        * Robert W. Burgess                                         Director                          July 20, 1995
     -------------------------
         Robert W. Burgess

           * John G. Day                                            Director                          July 20, 1995
     -------------------------
            John G. Day

          * R. Chris Doerr                                          Director                          July 20, 1995
     -------------------------
           R. Chris Doerr

       * Lawrence P. English                                        Director                          July 20, 1995
     -------------------------
        Lawrence P. English

       * Joseph M. Fitzgerald                                       Director                          July 20, 1995
     -------------------------
        Joseph M. Fitzgerald

       * Arthur C. Reeds, III                                       Director                          July 20, 1995
     -------------------------
        Arthur C. Reeds, III

       * Patricia L. Rowland                                        Director                          July 20, 1995
     -------------------------
        Patricia L. Rowland

     * W. Allen Schaffer, M.D.                                      Director                          July 20, 1995
     -------------------------
      W. Allen Schaffer, M.D.





*By   /s/ Jerold R. Rosenblum                                                                         July 20, 1995
    ----------------------------
     Jerold H. Rosenblum, Esq.
          Attorney-in-Fact